Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111158, 333-122474, 333-130200, 333-135362) and Form S-3 (No. 333-122473) of Pharmion Corporation and in the related Prospectus of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Pharmion Corporation, Pharmion Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pharmion Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Denver, Colorado
March 14, 2007